Exhibit 99.1

Sarah Campbell Joins LILM, Inc. as Chief Accounting Officer

LILM, Inc. is pleased to announce that the company’s Board of Directors has named Sarah Campbell as Chief Accounting Officer.

The Villages, FL., (October 24, 2013) – LILM, Inc. (OTCQB: LILM) (“LILM”), announces that Ms. Sarah Campbell, a resident of Brookfield, WI, who graduated from Southeastern University in Lakeland, Fla. with a bachelor’s degree in Accounting and Finance has joined LILM as its Chief Accounting Officer. Ms. Campbell will initially be working part time while she continues her employment with Baker Tilly accounting firm as an auditor for both public and private companies. In addition, Ms. Campbell has worked as a financial analyst with Derse, a designer and manufacturer of booths for trade shows.

“Sarah brings significant expertise in corporate finance, corporate governance, and compliance to the management team at LILM, Inc.,” said Denis Espinoza, president and COO. ”Our clients will benefit from Sarah's proven track record and her exemplary combination of business acumen, professional skills and integrity. We are thrilled to welcome her to our team.”

About LILM, Inc.

LILM, Inc. engages in the manufacture and marketing of training urinals for boys in the United States. The company offers LiL Marc, a plastic toilet-training device for young boys constructed of white polyethylene plastic having the appearance of white porcelain. It also recently announced it is creating a new subsidiary to expand into commercial real estate.

Safe Harbor Forward-Looking Statements

This news release contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of LILM, Inc. and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding our ability to add efficiencies in our operations, diversify our business and increase revenues and our asset base. Such risks and uncertainties include, among other things, the uncertainty regarding when operational efficiencies may occur; uncertainty regarding the commercial success of the Lil Marc urinal; whether and when we will be able to identify and close on the acquisition of suitable commercial real estate properties for acquisition. LILM assumes no obligation and does not intend to update these forward-looking statements.

A further description of risks and uncertainties can be found in LILM, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in its reports on Form 10-Q and Form 8-K.

Contact Information
LILM, Inc. Company Contact:
Kent Campbell
Chief Executive Officer
352-561-8182
info@lilmarc.com